Exhibit 4.12

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of June 7, 2016, among MPH Acquisition Corp 1, a Delaware corporation (“Acquisition Corp”), MPH Acquisition Holdings LLC, a Delaware limited liability company (the “Company”), the Initial Guarantors (as defined in the Indenture referred to below) party hereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Polaris Merger Sub Corp. (“Merger Sub”) has heretofore executed and delivered to the Trustee an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of June 7, 2016, related to the initial issuance by Merger Sub of $1,100,000,000 aggregate principal amount of 7.125% senior notes due 2024 (the “Notes”);

WHEREAS, Merger Sub has merged with and into Acquisition Corp, with Acquisition Corp surviving such merger, MPH Intermediate Acquisition Corp. has merged with and into MPH Acquisition Corp 2, with MPH Acquisition Corp 2 surviving such merger and MPH Acquisition Corp 2 has merged with and into Acquisition Corp, with Acquisition Corp surviving such merger (collectively, the “Merger”);

WHEREAS, Article 10 and Section 5.01 of the Indenture provide that, immediately upon consummation of the Merger, the Company and the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which (i) the Company will become a party to the Indenture and expressly assume Acquisition Corp’s obligations with respect to the Notes and the Indenture and Acquisition Corp will be released from all obligations thereunder, and (ii) the obligations of the Company with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under the Indenture on the part of the Company to be performed or observed will become unconditionally and irrevocably guaranteed by the Guarantors;

WHEREAS, pursuant to Section 9.01(n) of the Indenture, the Trustee, the Company, Acquisition Corp and the Guarantors are authorized to execute and deliver this Supplemental Indenture, without the consent of Holders; and

WHEREAS, all acts necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and each Guarantor have been taken by the Company and each Guarantor, as applicable.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)         Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)         Agreement to be Bound. (a)  The Company hereby agrees to unconditionally assume Acquisition Corp’s obligations with respect to the Notes and the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the “Company” under the Indenture as if it was in effect with respect to the Company since the Effective Date.

(b)       Each of the Guarantors hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to the Guarantors, including Article 10 thereof, and agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(3)         Execution and Delivery. The Company and each Guarantor hereby represent and warrant to and agree that each of them has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, this Supplemental Indenture has been duly and validly executed and delivered and constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms and the terms of the Indenture..

(4)         Release of Obligations. Upon execution of this Supplemental Indenture by the Company, the Guarantors and the Trustee, Acquisition Corp shall be unconditionally and irrevocably released and discharged from all obligations and liabilities under the Indenture and the Notes.

(5)         Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

(9)         Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MPH ACQUISITION CORP 1

By:	/s/ David L. Redmond
	Name:	David Redmond
	Title:	Secretary and Treasurer

MPH ACQUISITION HOLDINGS LLC

By:	/s/ David L. Redmond
	Name:	David Redmond
	Title:	Secretary and Treasurer

ADMAR CORPORATION
ASSOCIATES FOR HEALTH CARE, INC.
BEECH STREET CORPORATION
FORMOST, INC.
HEALTHEOS BY MULTIPLAN, INC.
HEALTHNETWORK SYSTEMS, LLC
HMA ACQUISITION CORPORATION
IHP ACQUISITION CORP.
MARS ACQUISITION CORP.
MEDICAL AUDIT & REVIEW SOLUTIONS, INC.
MULTIPLAN HOLDING CORPORATION
MPH INTERMEDIATE HOLDING COMPANY 1
MULTIPLAN CORP.
MULTIPLAN SERVICES CORPORATION
MULTIPLAN, INC.
NATIONAL CARE NETWORK, LLC
NCN ACQUISITION CORPORATION
PRIVATE HEALTHCARE SYSTEMS, INC.
STATEWIDE INDEPENDENT PPO, INC.
TEXAS TRUE CHOICE, INC.
VIANT HOLDINGS, INC.
VIANT, INC.
VIANT PAYMENT SYSTEMS, INC.

By:	/s/ David L. Redmond
Name:	David Redmond
Title:	Authorized Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President